Exhibit 99.1

PARTICIPANTS
Corporate Participants

Christopher Oddleifson – President, Chief Executive Officer & Director, Independent Bank Corp. (Massachusetts)
Robert D. Cozzone – Chief Financial Officer and Treasurer, Independent Bank Corp. (Massachusetts)
Other Participants

Mark T. Fitzgibbon – Analyst, Sandler O’Neill & Partners LP
Laurie K. Hunsicker – Analyst, Compass Point Research & Trading LLC
Collyn B. Gilbert – Analyst, Keefe, Bruyette & Woods, Inc.

MANAGEMENT DISCUSSION SECTION
Operator: Good morning and welcome to the Independent Bank Corp. Fourth Quarter 2014 Earnings Call. All participants will be in listen-only mode. [Operator Instructions] After today’s presentation there will be an opportunity to ask questions. [Operator Instructions] Please also note this event is being recorded.
This call may contain forward-looking statements with respect to the financial condition, results of operations and business of Independent Bank Corp. Actual results may be different. Factors that may cause actual results to differ include those identified in our annual report on Form 10-K and our earnings press release. Independent Bank Corp. cautions you against unduly relying upon any forward-looking statements and disclaims any intent to update publicly any forward-looking statements whether in response to new information, future events or otherwise.
I would now like to turn the conference over to Mr. Christopher Oddleifson, President and CEO. Mr. Oddleifson, please go ahead sir.

Christopher Oddleifson, President, Chief Executive Officer & Director

Thank you, Rocco and good morning everyone, and thank you for joining us today. With me as usual is Rob Cozzone, our Chief Financial Officer, who’ll be covering our financial results and outlook in more detail following my comments.
We ended 2014 on a high note with our strongest quarter of the year. Core earnings in the fourth quarter rose to $16.6 million or $0.69 diluted earnings per share. This is another well rounded performance led by strong fundamentals as Rob will describe in a moment.
I’d like to focus my comments on the overall year we just completed. On the financial side, we had another great year in 2014 with record core earnings of $59.9 million or $2.50 diluted earnings per share. The key drivers were operating revenue growth of just about 6% for the full year, solid commercial loan and core deposit growth, strong double-digit increase in investment and management revenues, solid credit quality, rising capital levels combined with double-digit growth and tangible book value per share and good expense control. And all this was accomplished with a keen eye towards disciplined management of asset quality, and interest rate risk.
Beyond the numbers, much was accomplished in moving our franchise forward and laying the groundwork to sustain our momentum. Among our more notable accomplishments, we’re continuing to grow our household base at a multiple of the state’s growth rate in large part due to referrals from satisfied customers. Capitalizing on our recent expansion initiatives in Greater Boston market by way of new business generation and increase brand awareness; reaching agreement to acquire Peoples Federal Bancshares, which affords us our first retail presence in Boston and fits quite well with our historic strength in the business segment and complements our recently opened Boston office, our Central Bank acquisition and our Ben Franklin acquisition. Collectively, these actions give us the opportunity to recruit more experienced bankers, introduce our full product set, including mortgage and investment capabilities, and grow our brand awareness. We’re on target for Q1 closing and it is still expected to be immediately accretive to both earnings and tangible book value.
Keeping pace with the digital media age by introducing new and improved product offerings along with easier access, especially on the mobile banking side, we launched a completely redesigned website that is much easier to use and incorporates more effective marketing capabilities. And investing in business intelligence and work flow analysis tools to further improve our prospecting, cross-selling and service delivery efforts and continuing to recruit experienced talent into our ranks and developing a committed and engaged workforce.
Looking ahead, it’s all about continuous improvement by looking for ways to make banking easier and more efficient for our customers and us. Of course, we remain committed to our customer-focused and disciplined risk management. The macro picture, both nationally and certainly locally, does appear to be more promising than years past. And there is reason for greater optimism towards key catalysts like increased business activity and an ongoing housing recovery.
Yet, this must be counter-balanced against some other realities. First is, the global economy that is struggling a bit and more locally an ever increasing competitive intensity, which puts further pressure on our margins that are already stressed by the low rate environment and creates an accelerated payoffs and maybe hampers our origination volume. And Rob will talk more about these factors.

And then lastly the regulatory environment continues to reduce added complexity and cost. However, these are not new headwinds. We’ve faced these before and we continue to believe that we have the right value proposition executed by a fantastic group of colleagues and I remain optimistic about winning in this environment. We know who we are, where our competitive advantages lie, and what it takes to win in this marketplace.
Before handing it off to Rob, I’d like to once again thank my hardworking colleagues for another terrific year. Their passion for excellence is what truly drives our success. It’s no surprise then that in the latest Boston Globe Survey on the top places to work in Massachusetts, we’re the top rated bank and fourth overall among the state’s largest employers.
And a final note, I’d like to acknowledge the contributions of long-time board member, Ben Gilmore, who recently passed away after a lengthy illness. His counsel and his stewardship as a director over the last 20 years will be missed.
Thank you and now on to Rob.

Robert D. Cozzone, Chief Financial Officer and Treasurer

Thank you Chris and good morning. I’ll now review the earnings for the fourth quarter and full year in more detail. Following those comments, I’ll provide earnings guidance for 2015.
Independent Bank Corp. reported net income of $16 million and GAAP diluted earnings per share of $0.66 in the fourth quarter of 2014. This compared to net income of $15.7 million and GAAP diluted earnings per share in the third quarter of $0.66. Both quarters included items that the Company considers to be non-core including $0.03 of M&A expenses in the current quarter along with minor gains on securities sales. Excluding those items operating diluted earnings per share was $0.69 in the fourth quarter compared to $0.67 in the third quarter. For the full year in 2014 operating diluted earnings per share improved by 4.6% and reached a record of $2.50.
Performance ratios for the quarter were strong. On an operating basis, the return on average assets was 1.02% and the return on average equity was 10.29%. In addition, our core return on average tangible common equity exceeded 14% for the quarter. Loan origination activity was relatively consistent with prior quarters as we continue to win our fair share of new business. Yet an up tick in competitive driven payoffs and the decrease in line utilization tempered overall loan growth, which came in at an annualized rate of approximately 2% for the fourth quarter.
There’s no question that the competitive environment in our region has intensified. But as we have said in the past, we will not do transactions that in our view destroy shareholder value. We continue to believe, however, that we can generate sufficient opportunities to maintain our current growth trajectory. During

2014, we grew total loans by 5.4% which is slightly above the original guidance we expected and we expect the similar level of organic growth in 2015.
Total deposits were 1.7% lower for the quarter as seasonal outflows, reductions in higher cost term deposits and a $36 million reduction in the more volatile 1031 Exchange Deposit business more than offset customer acquisition. With the large cash position at the end of the third quarter, there wasn’t much need for additional deposit funding. However, core deposit growth for the year was excellent at 7.5% and the total cost of deposits declined another basis point to 20 basis points for the quarter.
Tangible book value per share increased $0.52 during the quarter and now stands at $19.18. Year-to-date, tangible book value per share has increased by $2. In addition, tangible capital to tangible assets was a healthy 7.44% at December 31, over 50 basis points higher than a year ago.
During the quarter, the company issued $35 million of sub-debt in a private placement. The 10 year debt is priced at a fix rate of 4.75% for the first five years and then resets quarterly to LIBOR plus 298 basis points. As a result of this issuance and the fact that the $30 million of bank level sub-debt has begun to lose full Tier 2 capital treatment, we anticipate paying off $30 million of bank level sub-debt sometime later this quarter.
Carrying both issuances temporarily had a negative impact on the cost of funds in the fourth quarter of about 2 to 3 basis points and will have a similarly negative impact in the first quarter. The interest margin stabilized in the fourth quarter at 3.42%. The margin has temporarily benefited from the deployment of liquidity and the steadying of asset yields. However, with intense competition and lower medium-term rates, we expect asset yields to resume and to gradually decline.
Asset quality continues to be excellent. Net charge-offs were 13 basis points for the quarter. Non-performing loans were 55 basis points and non-performing assets were 61 basis points. All near post crisis lows. For the full year net charge-offs were only 18 basis points well within our original forecast.
Non-interest income on an operating basis increased 7% versus the third quarter with the most notable increases coming in loan level derivative income. Other income also increased as year-end capital gains distributions were realized on certain equity securities and higher income was generated from CRA investments. We continue to be very pleased with the progress we’ve made in growing the fee income category over the past few years and it remains a focus for us.
Non-interest expense on an operating basis increased 4% for the quarter reflecting increased performance-based incentive accruals as well as increases in a number of other areas as detailed in the press release. The full year efficiency ratio on an operating basis declined 2% from 66% in 2013 to 64% in 2014. This decrease occurred despite continued investment in strategic priorities and is indicative of the benefit from successfully integrating acquisitions.
As Chris mentioned, the Peoples Federal transaction is on track to close in the first quarter. Our financial expectations have not changed. We still expect the transaction to be $0.02 to $0.03 accretive to 2015 and approximately $0.03 accretive thereafter. In addition, we anticipate a slightly positive impact on tangible capital measures. The acquisition of Peoples Federal will help solidify our position in an important expansion in market.
I will now turn to earnings guidance for 2015. As has been our practice, we’ll describe our anticipated financial performance for the full year and then provide quarterly updates as the year progresses. As Chris alluded to, the estimate we provide incorporates the view of the macro operating environment that maybe more conservative than others share.
Including a $0.02 to $0.03 benefit from the Peoples Federal transaction, we anticipate that 2015 operating diluted earnings per share will be in the range between $2.63 and $2.73. I would like to remind you that our first quarter usually trends notably below the fourth quarter due to a variety of factors including fewer days, higher employee benefits expense and increased marketing expense. In addition, the first quarter of 2015 will include M&A expenses of approximately $11 million in connection with the Peoples Federal transaction.
Key assumptions in our 2015 outlook include the following: A stable rate environment. Should short rates rise in the latter half of 2015, both net interest margin and earnings will benefit. Total loans grew organically by 5.4% in 2014 with only a slightly improving economic environment and with increased competition for loans, we expect organic loan growth to be similar to 2015 and are guiding to 4% to 6%. Much of this growth will continue to come from the commercial portfolio.
We are focused on maintaining a favorable deposit mix and we will continue emphasizing core deposit growth over absolute growth. We expect to grow total deposits organically 3% to 4% in 2015. With continued pressure on loan yields and with the addition of the Peoples Federal balance sheet, the net interest margin is expected to contract slightly in 2015 and will likely be in the high 3.30%s. And again, substantial relief from the net interest margin won’t come until short rates rise.
Following strong performance in 2014, the asset quality outlook is expected to be stable in 2015. As a result, the provision for loan loss is anticipated to be in a range of $10 million to $13 million versus $10.4 million in 2014 and net charge-offs are expected to be in the $8 million to $11 million range versus $8.5 million in 2014.
Core non-interest income excluding the addition of Peoples Federal is anticipated to grow at 3% to 4% in 2015, as continued growth in the core customer base should lead to moderate growth across most fee income categories. However, as Chris stated, our consistent focus on growing our investment management business is expected to contribute to double-digit growth in investment management related revenue in 2015.
Core non-interest expense will be well contained and is expected to increase 3% to 4% organically. The addition of Peoples Federal of course will add additional growth – a few percentage points of additional growth to that number. We’ll continue to work for ways to improve the efficiency ratio via positive operating leverage and we expect 2015 efficiency ratio to be approximately 1% lower than 2014.

However, we’ll also continue to invest prudently in those areas that we anticipate will improve long-term profitability. We expect the tax rate to be slightly higher than the 28.5% realized in 2014. And finally, we expect capital to continue to grow with tangible common equity increasing to a range of 7.75% to 8% by the end of 2015.
That concludes my comments. Chris?

Christopher Oddleifson, President, Chief Executive Officer & Director

Great. Okay, Rocco we’re ready for questions.

QUESTION AND ANSWER SECTION

Operator: Thank you. We will now begin the question-and-answer session. [Operator Instructions] Our first question comes from Mark Fitzgibbon of Sandler O’Neill & Partners. Please go ahead.

<Q – Mark Fitzgibbon – Sandler O’Neill & Partners LP>: Hey, guys. Good morning.

<A – Rob Cozzone – Independent Bank Corp. (Massachusetts)>: Good morning, Mark.

<Q – Mark Fitzgibbon – Sandler O’Neill & Partners LP>: Your net interest margin seems to have held up better than you guys had suggested over the last couple of quarters. And I wondered if you could talk a little bit about loan pricing in your commercial real estate and C&I portfolios today, and what you’re seeing from a competitive standpoint out there?

<A – Rob Cozzone – Independent Bank Corp. (Massachusetts)>: The margin, you’re right, has held up a little bit better than we had suggested. I’ll just remind you that part of the benefit this quarter Mark was the reduction in cash balances that contributed about 2 basis points, but certainly loan yields have held up and we are able to hold pricing relatively stable in our overall loan production. It’s been surprisingly consistent. I think some of that though is due to the mix of the business. So we tend to get higher yields on construction and some of the C&I deals that we’re doing and light asset-based lending. And so the overall yield of production has been stable. If you look at yields by category, there is a decrease in – especially in the commercial real estate category, I mean that is largely due to competition. So we do expect loan yields to gradually compress in total. And I think the benefit that we’ve seen over the last couple of quarters is not something that’s going to hold up.

<Q – Mark Fitzgibbon – Sandler O’Neill & Partners LP>: And then I was curious, are you seeing any of the bigger banks in your markets sort of pulling back at all from any of these lending niches?

<A – Rob Cozzone – Independent Bank Corp. (Massachusetts)>: We have and we actually are seeing B of A more consistently than we have in the past.

<Q – Mark Fitzgibbon – Sandler O’Neill & Partners LP>: Okay. And then lastly, actually two more questions. Could you share with us what the loan pipeline is today and maybe what the average contract rate is?

<A – Rob Cozzone – Independent Bank Corp. (Massachusetts)>: We actually don’t have the loan pipeline finalized yet Mark, I usually include that in my comments, I apologize for that. But we do expect the loan pipeline to be lower than what it was in the third quarter due to some of the competitive factors that we talked about. So I don’t have that or the yield on that.

<Q – Mark Fitzgibbon – Sandler O’Neill & Partners LP>: Okay. And then the last question is on the effective tax rate. I know in your prepared comments you said, you’d expect it to be a little bit higher than the 28.5%. I could be mistaken, but I thought at some point earlier in the year you had suggested that sort of a longer term effective tax rate would be 31%-ish. Is that where the rate will migrate up to, you think?

<A – Rob Cozzone – Independent Bank Corp. (Massachusetts)>: No, it will be closer to 29% next year.

<Q – Mark Fitzgibbon – Sandler O’Neill & Partners LP>: Okay. Great. Thank you.

<A – Rob Cozzone - Independent Bank Corp. (Massachusetts)>: You’re welcome.

<A – Chris Oddleifson – Independent Bank Corp. (Massachusetts)>: Thanks.

Operator: Our next question comes from Laurie Hunsicker from Compass Point. Please go ahead.

<Q – Laurie Hunsicker – Compass Point Research & Trading LLC>: Yeah. Hey, good morning.

<A – Chris Oddleifson – Independent Bank Corp. (Massachusetts)>: Good morning.

<Q – Laurie Hunsicker – Compass Point Research & Trading LLC>: Rob, I just was hoping for just a little bit more clarity regarding net interest income. Specifically I am looking for the accretion income – just – comparable September to December, I am just trying to get to that core net interest income?

<A – Rob Cozzone – Independent Bank Corp. (Massachusetts)>: Yeah, the accretion income was about the same, a little bit less than it was last quarter. So around $0.5 million level, little north of that.

<Q – Laurie Hunsicker – Compass Point Research & Trading LLC>: So then – so really on an absolute core basis, your core net interest margin increased. So your reported margin 3.42% to 3.42% but your core margin then went from 3.37% to 3.38%, is that correct?

<A – Rob Cozzone – Independent Bank Corp. (Massachusetts)>: Yes, but it was benefited – well, I haven’t officially done the calculation, which we call the core margin Laurie, first of all. But again, we did have a couple of basis points benefit from the deployment of cash. So depending upon whether you include that in your core.

<Q – Laurie Hunsicker – Compass Point Research & Trading LLC>: Would adjust it?

<A – Rob Cozzone – Independent Bank Corp. (Massachusetts)>: That’s right.

<Q – Laurie Hunsicker – Compass Point Research & Trading LLC>: Right. Okay. Yeah, good point. Okay. And then as we look out this year in 2015, can you give us any guidance, and obviously, there’s a lot of moving parts in accretion income, but can you give us some sort of general guidance, especially as we see People’s come over with the accretion?

<A – Rob Cozzone – Independent Bank Corp. (Massachusetts)>: Yeah, we actually don’t – well, as you said, there are a lot of moving parts, but as I had mentioned previously, Peoples had a practice, especially in the commercial side doing 5/1 ARMs in the commercial real estate book. So that would suggest from an interest rate mark perspective that the interest rate mark on that book would be lower than we would have seen with previous acquisitions. On the credit side, their credit is pristine. So we expect minimal credit marks on their portfolio.

<Q – Laurie Hunsicker – Compass Point Research & Trading LLC>: Got it.

<A – Rob Cozzone – Independent Bank Corp. (Massachusetts)>: And so, I would expect the overall accretion from that books to be less than what we’ve seen with the prior acquisitions.

<Q – Laurie Hunsicker – Compass Point Research & Trading LLC>: Got it. Okay. Perfect. And then, just one sort of last follow-up as we look at Peoples, everything is on track, can you just share with us, Chris, your vision for, how you think about M&A? What your appetite is for 2015? Thanks.

<A – Chris Oddleifson – Independent Bank Corp. (Massachusetts)>: Certainly, we’ve had a really great track record over the last number of years, and bringing on board quality franchises that fit very, very well with sort of our legacy – ever-expanding to the legacy footprint. In terms of thinking about M&A going forward, I think our posture will be that we would like to continue if there are opportunities to rise to expand our footprint in adjacent or in very near adjacent opportunities going forward. Having said that, banks are sold, not bought, and our only hope is that if their board of directors sort of thinks about that they were invited to the table for discussions.

<Q – Laurie Hunsicker – Compass Point Research & Trading LLC>: Okay. And in terms of the size of your focus, I guess what is your appetite and how do you think about yourselves as you approach that $10 billion?

<A – Chris Oddleifson – Independent Bank Corp. (Massachusetts)>: Well, that’s an interesting question. First of all, as banks come up, I sort of think about banks sales are sort of almost in our region is a random event now, since there are so few banks really that are sort of even capable of selling themselves from a ownership perspective, almost our mutuals. So I would consider a bank of any size. The $10 billion threshold question is a good one, and as we – the management team here is paying increasingly focused on it, is this there are organic growth and there are no smaller acquisition that will put us within range.
And we’re doing quite a bit of a work in understanding sort of as you approach $10 billion, what are the areas that we need to strengthen and improve, because we know from folks who are in the flight path ahead of us that our regulators are not going to sort of change their sort of stance on a stepwise function, there were going to be a regulated one way at 9.9 and at 10.1 we’re going to suddenly have a completely different set of approach, we’re going to be sort of as we hit the $10 billion threshold, we will have to have the risk processes in place that are consistent and what are expected with a $10 billion enterprise.

So as a result, we’re already at the pro forma $7 billion, making further investments in for example some stress testing capability in Rob’s area to really begin to sort of build our capabilities there. So we’re going to be on a – we’re very much looking at this as a sort of a gradual upward flight path from a capability point of view, so there are no sort of – for the lack of a better word, emergencies in terms of capabilities that we need to build as we’re nearing it. That’s a little long-winded Laurie, hope that gives you some color.

<Q – Laurie Hunsicker – Compass Point Research & Trading LLC>: It does. Thanks. I’ll let someone else jump in. Thank you.

Operator: Thank you. [Operator Instructions] Our next question comes from Collyn Gilbert of KBW. Please go ahead.

<Q – Collyn Gilbert – Keefe, Bruyette & Woods, Inc.>: Thanks. Good morning, guys.

<A – Chris Oddleifson – Independent Bank Corp. (Massachusetts)>: Hi Collyn.

<Q – Collyn Gilbert – Keefe, Bruyette & Woods, Inc.>: Rob, I was just wondering, if you could give us a little bit more color in your loan growth targets for this year. I guess, specifically how much of that maybe coming from assumptions that line utilization improves or kind of the geographic drivers of that or sub-sector drivers of that, just trying to understand a little bit more, how that growth rates breaking down in your eyes?

<A – Rob Cozzone – Independent Bank Corp. (Massachusetts)>: Yeah, just the first part of your question a very little of that is from line utilization increasing, and we're, when we talked to our senior lender, the opinion of most of the businesses that we talk to is still that they are not willing to make incremental investments and don’t see the need to make incremental investments. And so we do not, and they’re still relatively flush with cash. So we don’t expect a meaningful increase in line utilization in 2015.

In terms of the mix of growth, we expect it to be relatively consistent with what we saw in 2014, both across portfolios, but also geographically, and we’re having a lot of success in Boston, and that’s been the largest area of production for us, if you compare that to kind of the other cities and towns that we do business in. But it’s not significantly outsized. We expect it to be pretty well geographically diversified, but with our enhanced emphasis on the Greater Boston market, we expect more production to come from there than from our other territories.

<Q – Collyn Gilbert – Keefe, Bruyette & Woods, Inc.>: Okay. And is any change in execution on pay downs? And I don’t know how much pay downs have maybe dragged on net growth in 2014? But just talk to that a little bit?

<A – Rob Cozzone – Independent Bank Corp. (Massachusetts)>: Yeah, that’s a great question. In this quarter, we did see accelerated pay downs in the commercial book which is why we’re are only up 0.5% because our new commitments were consistent with prior quarters. So that’s a bit of a wildcard for two reasons; one is the competitive pressures. The other is just lower rates in general and if you have lower rates customers look at opportunities to refinance transactions. So we do expect an elevated level of payoffs heading into 2015.

<Q – Collyn Gilbert – Keefe, Bruyette & Woods, Inc.>: Okay, okay.

<A – Chris Oddleifson – Independent Bank Corp. (Massachusetts)>: I’ll add that on the origination side, that we had a record originations year in the commercial side with that and about $950 million. And that we probably looked at, feels sort of we’re legitimate enough from calling out to enter into our official sort of pipeline group are about double that. So we see a lot of volume in our region and with some strong originations which are kind of went of course to the payoffs.

<Q – Collyn Gilbert – Keefe, Bruyette & Woods, Inc.>: Okay. Okay, that’s helpful. And I think, I ask you guys this every time, I mean to that point Chris, is there something that you need to see in the broader economy or maybe within these loan structures that would see that sort of pass-through rate on what you’re seeing versus what you’re actually booking increase?

<A – Chris Oddleifson – Independent Bank Corp. (Massachusetts)>: Yeah. I think the, I mean what we’re – state another two reasons we let sort of loans go, one pricing, and one is terms. And we’re absolutely adamant about not giving up terms, no way, no how. And on pricing, I would say, I think there is sort of one that there is type pricing we sort of take, we’ve got to look at the total relationship and see if there is anything we can do to compromise there. So what we’d have to see is – this feels a little bit kind of little bit like 2006 or 2007 where things were getting a little bit looser than we think that they ought to

be. So what happens is, sort of this, no other folks left to tighten up a little bit, and if that’s the case, we’ll see less run-off and bear accretive growth rates. Rob, what do you think?

<A – Rob Cozzone – Independent Bank Corp. (Massachusetts)>: I echo your comments.

<Q – Collyn Gilbert – Keefe, Bruyette & Woods, Inc.>: Okay.

<A – Rob Cozzone – Independent Bank Corp. (Massachusetts)>: We just seem to have thresholds that are higher than others in our region.

<Q – Collyn Gilbert – Keefe, Bruyette & Woods, Inc.>: Okay. Okay. That’s....

<A – Rob Cozzone – Independent Bank Corp. (Massachusetts)>: Anything that shows up are prudent.

<Q – Collyn Gilbert – Keefe, Bruyette & Woods, Inc.>: Good.

<A – Chris Oddleifson – Independent Bank Corp. (Massachusetts)>: That rate shows us that our owners will appreciate the set of drawing the distinct line.

<Q – Collyn Gilbert – Keefe, Bruyette & Woods, Inc.>: Yeah. Okay, that’s great. That’s a good color. Thank you for that. And then, just kind of tying in together again Rob, your guidance on core operating expense of 3% to 4%, and then some of your comments Chris, just about moderate growth in getting ready for the $10 billion mark. Just curious in the expense growth numbers Rob, that you’re assuming, have you broken out how much of that is just regulatory related, whether it’s just on day-to-day needs or preparing for the $10 billion mark?

<A – Rob Cozzone – Independent Bank Corp. (Massachusetts)>: No, we haven’t broken that out specifically, and as Chris said in his comments, we’re trying to take a very incremental approach to preparing not only for just the $10 billion threshold, but for the cost of being a larger bank in general.

<A – Chris Oddleifson – Independent Bank Corp. (Massachusetts)>: I want just to interrupt for a second. One interesting sidebar here is the cyber security. We made a couple very highly qualified more expensive hires there to sort of deal with that whole arena.

<A – Rob Cozzone – Independent Bank Corp. (Massachusetts)>: Yeah, so that’s a perfect example Collyn of incremental approach. That’s one area we have some incremental spend. There’s some technology spend that is information security related, but they are large, and as Chris said it in his comments as well, we’re assuming the hiring of somebody in my area to help with capital stress testing. So their individual numbers that I wouldn’t expect to add up to much more than a few hundred thousand dollars for 2015.

<A – Chris Oddleifson – Independent Bank Corp. (Massachusetts)>: Incremental numbers.

<A – Rob Cozzone – Independent Bank Corp. (Massachusetts)>: Incremental, right. But nonetheless are additional investments we’re making.

<A – Chris Oddleifson – Independent Bank Corp. (Massachusetts)>: And so in the past years, we sort of expanded our compliance, we expanded internal audit, we have expanded our BSA. So we feel we have a pretty robust run rate every year and adding a little bit more this year.

<Q – Collyn Gilbert – Keefe, Bruyette & Woods, Inc.>: Okay. That’s great color. Thank you guys very much.

<A – Rob Cozzone – Independent Bank Corp. (Massachusetts)>: Welcome.

Operator: [Operator Instructions] Showing no more questions, this concludes the question-and-answer session. I’d like to turn the conference back over to Mr. Oddleifson for any closing remarks.

Christopher Oddleifson, President, Chief Executive Officer & Director
Great. Thank you very much Rocco and thank you everybody for joining us today. And we look forward to talking to you about our first quarter results in three months. Have a good weekend.

Robert D. Cozzone, Chief Financial Officer and Treasurer

Thank you.

Operator: Thank you for your time sir, and the conference is now concluded. We thank you all for attending today’s presentation. You may now disconnect and have a great weekend.